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FOR IMMEDIATE RELEASE:                         CONTACT: Nancy J. Sterling, APR
                                                        ML Strategies, LLC
                                                        (617) 348-1811


                OUTPOST.COM ANNOUNCES LOW COST SHIPPING POLICY

Kent, CT -- April 26, 2001 -- Outpost.com (Cyberian Outpost, NASDAQ: COOL) has announced a new low price shipping policy for customers. Second day air shipping will now begin at $3.95, instead of the recently announced $8.95, and next day air will now begin at $5.95 instead of the previously announced $12.95. Additionally, a ground option will be added shortly.

"These new prices are a substantial reduction from our current shipping fees and offer more reasonable rates to many of our loyal customers," said Darryl Peck, President and CEO. "Further, we will continue to search for operating efficiencies without sacrificing our commitment to great customer service."

Additionally, the Company announced that Michael Murray resigned from the Board of Directors on April 24, 2001.


This press release may contain forward-looking statements, including statements about our intention to cut costs, explore strategic alternatives and pursue profitability. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors. Potential risks and uncertainties include, but are not limited to: the availability of continued financing; the Company's ability to address its financing obligations in light of its existing debt obligations and market conditions; the results of efforts to implement the company's business strategy, including filing for restructuring; the Company may be unable to enter into strategic alternatives on favorable terms or at all, computer sales may continue to slow, and/or its average order size may decrease; the ability to attract and retain key personnel and customers; actual results in connection with continuing or discontinued operations and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.

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